                           CERTIFICATE OF DESIGNATIONS,
                   PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                     OF SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                      THE PRODUCERS ENTERTAINMENT GROUP LTD.


     THE PRODUCERS ENTERTAINMENT GROUP LTD., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority conferred upon the Board of Directors in the Restated Certificate of Incorporation and pursuant to the provisions of
Section 151 of the Delaware General Corporation Law:

     RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors, in accordance with the provisions of the Certificate of Incorporation (as amended from time to time) of the Corporation, the Board of Directors hereby creates out of the Corporation's previously authorized preferred stock, $.001 par value per share, of the Corporation a series of preferred stock to consist of not more than Three Million (3,000,000) shares, and the Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of such series as follows:

     1. DESIGNATION. This resolution shall provide for a single series of convertible preferred stock, the designation of which shall be as follows:
Three Million (3,000,000) shares of convertible preferred stock are hereby designated "Series C Preferred Stock." The stated value of each share of Series C Preferred Stock is $.001 (the "Stated Value"). The number of authorized shares of Series C Preferred Stock may be reduced or increased by a further resolution duly adopted by the Board of Directors of the Corporation and by the filing of an amendment to the Corporation's Certificate of Incorporation pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction or increase has been so authorized.

     2. VOTING. Except as expressly required by the laws of the State of Delaware or as set forth herein, the holders of the Series C Preferred Stock shall have no voting rights. Any corporate action that may require a vote of the holders of the Series C Preferred Stock as a class shall be deemed to have been approved by that class upon the affirmative vote by the holders of a majority of the issued and outstanding Series C Preferred Stock unless a higher voting requirement is imposed by the Delaware General Corporation Law. If any corporate action shall require a vote of the holders of the Series C Preferred Stock other than as a class, the Series C Preferred Stock shall vote with the Corporation's common stock, $.001 par value per share (the "Common Stock") as if the Series C Preferred Stock had been fully converted three (3) business days prior to the date of the vote.

     3.  DIVIDENDS.

         3.1 RATE. Holders of Series C Preferred Stock shall be entitled to receive, out of any funds of the Corporation legally available for that purpose, non-cumulative dividends from the date of issuance at the rate of 8% per year per share of Preferred Stock, payable quarterly (pro-rated for partial quarters) in arrears in cash, or, at the option of the Corporation, in shares of its Free-Trading Common Stock (as defined herein) at the applicable Conversion Rate (as defined in Section 5.2 below), on the first day of April, July, October and January of each year commencing July 1, 1999 (each such date being hereinafter individually referred to as the "Dividend Payment Date" and collectively as the "Dividend Payment Dates"); PROVIDED, HOWEVER, that such dividends will only be paid to holders of Series C Preferred Stock in the event the Corporation has earnings in any fiscal year greater than $1.0 million. Notwithstanding the preceding sentence, should the Corporation in its discretion determine to pay said dividends in shares of Free Trading Common Stock, then all unpaid dividends shall be paid at the time of each conversion of the Series C Preferred Stock, such that upon each conversion of the Series C Preferred Stock by the holder thereof, the Corporation shall pay all unpaid dividends owed as of the date of such conversion. Each such dividend shall be paid to the holders of record of the Series C Preferred Stock as they appear on the books of the Corporation on the record date which shall be not less than 30 days prior to the related Dividend Payment Date. Dividends on the Series C Preferred Stock shall be declared and paid to the extent the Corporation is legally able to do so and shall be cumulative to the extent not declared and paid. Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends as herein provided on the Series C Preferred Stock. "Free-Trading Common Stock" shall mean shares of Common Stock that are either "restricted securities" as defined in Rule 144 under the Securities Act of 1933 (the "Securities Act"), but the resales of such shares have been registered under a registration statement filed with the United States Securities and Exchange Commission or are otherwise freely tradable without restriction.

         3.2 DIVIDENDS ON COMMON STOCK. No dividends (other than those payable solely in Common Stock) shall be paid with respect to the Common Stock during any fiscal year of the Corporation unless all unpaid dividends and the quarterly dividend on the shares of Series C Preferred Stock for the then current dividend period shall have been declared and a sum sufficient for the payment thereof set apart. No shares of Common Stock shall be purchased, redeemed or acquired by the Corporation, and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof except (A) in transactions aggregating not more than $100,000.00 per year, (B) in transactions resulting from a legal obligation of the Corporation to redeem, purchase or otherwise acquire its securities arising prior to the date hereof, or (C) pursuant to Section 5.1 herein.

     4. REDEMPTION. Except as provided in Section 3.2 herein, the Series C Preferred Stock shall not be redeemable at any time prior to January 1, 2004. Thereafter, the Corporation, on the sole authority of its Board of Directors, may, at its option and at any time prior to notice of conversion of the Series C Preferred Stock by the holder thereof as hereinafter provided, redeem all or any part of the Series C Preferred Stock at the time issued and outstanding for an amount in cash equal to 110% of the Stated Value per share plus any unpaid dividends. Except as provided in Section 3.2 herein, if less than all the Series C Preferred Stock are to be redeemed, then such redemption shall be pro rata based on the number of Series C Preferred Stock owned of record by each Preferred Shareholder. Written notice of redemption stating the date and place of redemption and the amount of the redemption price shall be mailed by the Corporation not less than 30 days nor more than 60 days prior to the redemption date to the record holders of the shares to be redeemed directed to their last known address as shown by the Corporation's records. If notice of redemption is given as provided above and if on the redemption date the Corporation has set apart in trust for the purpose sufficient funds for such redemption, then from and after the redemption date, notwithstanding that any certificate for such shares has not been surrendered for cancellation, the Series C Preferred Stock called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive the redemption price without interest upon surrender of certificates representing the shares called for redemption. Any monies remaining in trust after one year from the redemption date shall be returned to the Corporation and thereafter holders of certificates for such shares shall look only to the Corporation for the redemption price thereof. Upon conversion of any Series C Preferred Stock called for redemption into Common Stock, then the portion of the monies held in trust for redemption of such shares shall forthwith be returned to the Corporation.

     5.  CONVERSION.

         5.1 PROHIBITION AGAINST SHORT SALES. No holder of Series C Preferred Stock shall directly or indirectly effect a short sale of the Corporation's Common Stock for the holder's own account or for the account of a Related Person. "Short sale" shall mean any sale of a security which the seller does not beneficially own or any sale which is consummated by the delivery of a security borrowed by, or for the account of, the seller, in either case whether or not the seller is the owner of Common Stock at the time of such sale. "Related Person" shall mean (A) any member of the holder's immediate family; (B) any entity of which the holder is an officer, director, or holder of a position having comparable duties or responsibilities; (C) any entity in which the holder is the owner of an equity interest; and (D) any person which would be deemed to be an "affiliate" of the holder as that term is defined in the Securities Act of 1933 or the rules and regulations promulgated thereunder.

         5.2 CONVERSION RATE. So long as a holder of Series C Preferred Stock is not in breach of Section 5 herein and subject to Section 5.8 herein, such holder shall have the right to surrender the certificate or certificates evidencing such shares and receive in lieu and in conversion thereof, and in lieu of unpaid dividends thereon, shares of the Corporation's Common Stock. Each share of Series C Preferred Stock may be converted, at any time at the option of the holder in its sole and absolute discretion, into one share of Common Stock, at a price of $0.50 per share.

         5.3  MECHANICS OF CONVERSION.

              (a) HOLDER'S DELIVERY REQUIREMENTS. To convert Series C Preferred Stock into full shares of Common Stock, the holder thereof shall
(A) deliver or transmit by
facsimile, for receipt on or prior to 5:00 p.m., New York time (the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Corporation at the office of the Corporation or its designated transfer agent (the "Transfer Agent") with a copy also delivered to the Corporation, and (B) surrender to a common carrier for delivery to the office of the Corporation or the Transfer Agent, the original certificates representing the Series C Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for cancellation. The holder of the Series C Preferred Stock shall have the right to convert fewer than the full number of shares of Series C Preferred Stock held at any given time.

              (b) CORPORATION'S RESPONSE. Upon receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Notice of Conversion (or an indemnification undertaking reasonably satisfactory to the Corporation and the posting of a bond if and as reasonably required by the Company's transfer agent with respect to such shares in the case of their loss, theft or destruction) together with the originally executed Notice of Conversion, the Corporation shall, within two business days after the date of receipt (the "Deadline"), instruct the Transfer Agent to issue and surrender to a common carrier for either overnight or (if delivery is outside the United States) two (2) day delivery to the address as specified in the Notice of Conversion, a certificate for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, and the Corporation shall take all reasonable steps to ensure that the Transfer Agent has complied with such instructions. In the case of a dispute as to the calculation of the conversion rate, the Corporation shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed calculations to its outside accountant via facsimile within one (1) day of receipt of such holder's Notice of Conversion. The Corporation shall cause the accountant to perform the calculations and notify the Corporation and the holder of the results no later than twenty-four (24) hours from the time it receives the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. Should the Notice of Conversion specify a smaller number of Series C Preferred Stock to be converted than are represented by the Preferred Stock Certificate surrendered to the Corporation, then the Corporation shall immediately issue a new Preferred Stock Certificate representing the number of Series C Preferred Stock not yet converted, and deliver the same to the holder thereof along with the Common Stock as stated above.

              (c) DATE OF CONVERSION. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (A) that the advance copy of the Notice of Conversion is faxed to the Corporation before 5:00 p.m., New York time, on the Date of Conversion, and (B) that the original Preferred Stock Certificates representing the Series C Preferred Stock to be converted, together with the originally executed Notice of Conversion, are surrendered by depositing such certificates and Notice with a common carrier, as provided above, and received by the Transfer Agent or the Corporation on or prior to the second
(2nd) business day following the date set forth in the Notice of Conversion. In the event the Preferred Stock Certificates and the originally executed Notice of Conversion are not received on or prior to the second (2nd) business day after the date of the Notice of Conversion, the Notice of Conversion shall be deemed null and void and no conversion of Series C Preferred Stock shall be effected thereby. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated, as of the Date of Conversion, for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion.

              (d) Notwithstanding anything contained herein to the contrary, if any action is required herein to be taken by the Corporation or the Transfer Agent on a day which is not a business day, then such action shall be deemed to be timely if taken on the next following business day.

         5.4 OPTIONAL CONVERSION. At the option of the Corporation, if any Series C Preferred Stock remain outstanding on June 30, 2005, then all or any part of such Series C Preferred Stock as the Corporation elects shall be converted in accordance with Section 5.3 as if the holders of such Series C Preferred Stock had given the Notice of Conversion effective as of that date, and the Date of Conversion had been fixed as of June 30, 2005 for all purposes of Paragraph 5.3. Following notice by the Corporation to the holders, all holders of Preferred Stock certificates shall within five (5) business days after receipt of such notice surrender all Preferred Stock certificates, duly endorsed for cancellation, to the Corporation or the Transfer Agent, as the Corporation may direct. No person shall thereafter have any rights in respect of Series C Preferred Stock, except the right to receive shares of Common Stock on conversion thereof as provided in this
Section 5.

         5.5 ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon the conversion of Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a reorganization, merger, consolidation or sale of assets provided for below), then and in each such event, the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

         5.6 MERGER OR OTHER TRANSACTIONS. In the event the Corporation, at any time while any of the Series C Preferred Stock are outstanding, shall be consolidated with or merged into any other corporation or corporations or shall sell or lease all or substantially all of its property and business as an entirety, then lawful provisions shall be made as part of the terms of such consolidation, merger, sale or lease so that the holder of any Series C Preferred Stock may thereafter receive in lieu of such Common Stock otherwise issuable to him upon conversion of his Series C Preferred Stock, but at the conversion rate which would otherwise be in effect at the time of conversion, as hereinbefore provided, the same kind and amount of securities or assets as may be issuable, distributable or payable upon such consolidation, merger, sale or lease with respect to Common Stock of the Corporation.

         5.7 FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon conversion of Series C Preferred Stock. If more than one certificate shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. In lieu of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the number of shares of Common Stock issuable upon conversion shall be rounded up to the nearest whole share.

         5.8 RESERVATION OF COMMON SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the number of shares of Common Stock deliverable upon conversion of all the issued and outstanding Series C Preferred Stock and shall take such action to obtain such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of the Series C Preferred Stock.

    6. RIGHTS ON LIQUIDATION. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, resulting in any distribution of its assets to its shareholders, the holders of the Series C Preferred Stock then issued and outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, an amount equal to the Stated Value per Preferred Share, and no more, before any payment or distribution of the assets of the Corporation is made to or set apart for the holders of Common Stock. If the assets of the Corporation distributable to the holders of Series C Preferred Stock are insufficient for the payment to them of the full preferential amount described above, such assets shall be distributed ratably among the holders of the Series C Preferred Stock. The holders of the Common Stock shall be entitled to the exclusion of the holders of the Series C Preferred Stock to share in all remaining assets of the Corporation in accordance with their respective interests. For purposes of this paragraph, a consolidation or merger of the Corporation with any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation. Notwithstanding anything in these Articles of Amendment to the contrary, all shares of Series C Preferred Stock shall (i) rank senior to any class or series of capital stock of the Corporation hereafter created (unless otherwise agreed to by a majority of the holders of the Series C Preferred Stock then outstanding), and (ii) shall rank junior to all of the preferred stock of the Corporation issued and outstanding as of the date of execution of this Certificate.

    7. NOTICE. Any notice required to be given to the holders of Series C Preferred Stock or any securities issued upon conversion thereof shall be deemed to have been given upon the earlier of personal delivery or three days after deposit in the United States mails by registered or certified mail, return receipt requested, with postage fully prepaid, and addressed to each holder of record at his address as it appears on the stock transfer records of the Corporation. Any notice to the Corporation shall be in writing and shall be deemed to have been given only upon actual receipt thereof.

    8. LEGEND. All certificates representing the Series C Preferred Stock, all shares of Common Stock issued upon conversion thereof and any and all securities issued in replacement thereof or in exchange therefor shall bear such legends (or not) as shall be required by law or contract.

     IN WITNESS WHEREOF, THE PRODUCERS ENTERTAINMENT GROUP LTD. has caused its corporate seal to be affixed hereto and this certificate to be signed by its President and Secretary this 20th day of May, 1999.

                  THE PRODUCERS ENTERTAINMENT GROUP LTD.


[S E A L]         By:         /s/ Irwin Meyer
                      ---------------------------------------------------------
                      Irwin Meyer, Chief Executive Officer

ATTEST:

   /s/ Arthur Bernstein
------------------------------
Arthur Bernstein, Secretary